Exhibit (p)(4)

Amendment No. 3 to Code of Ethics Policy

Effective September 21, 2015

This Third Amendment to the Code of Ethics Policy is effective as of September 21, 2015.

1.	The following shall be inserted on page 3 under “Personal Investment Restrictions – Who Must Comply: Access Person/Covered Person” as follows:

All Securities trading by Access Persons and Covered Persons is monitored and reviewed. If patterns arise or it is determined that trading during the course of normal operations is of such a level as to interfere with the Person’s work performance or responsibilities, create any actual or apparent conflict of interest, negatively impact the operations of TCW or violate any Firm policy, limits may be imposed. Where necessary the Person will be notified by his/her supervisor, or such other appropriate officer(s), that trading restrictions may be implemented.

2.	The following under “Communication Prohibition” on page 16 shall be amended per the below:

The prohibition on sharing material, non-public information extends to affiliates such as the Carlyle entities.

3.	The “Creditor’s Committees” section on page 19 shall be amended as follows:

In the event of inadvertent or unintentional disclosure of material non-public information, the person making the disclosure should immediately contact the product attorney or General Counsel. The Legal Department should notify the Administrator of the Code of Ethics of this type of inside information so that appropriate restrictions can be put in place.

4.	The “Consent to Service on Board of Directors and Creditor’s Committees” section on page 27 shall be deleted in its entirety.

Amendment No. 3 to Code of Ethics Policy

Effective September 21, 2015

5.	The “Annual Compliance Certification” section on page 51 is hereby deleted and the “Holdings Report” section shall be amended as follows:

Required Certifications

These reports are available on http://tcw.starcompliance.com.

Certification	When Due	Additional Requirements
Initial Holdings Report	Within 10 days after becoming an Access Person	Include all securities except Exempt Securities. Include all Covered Accounts. Holdings must be current no earlier than 45 days before you became an Access Person

Quarterly Certificate of Compliance	By each January 10, April 10, July 10 and October 10	Must be filed even if there were no transactions during the period.

Annual Holdings Report	By January 31 of each year	Same as Initial report, except that holdings must be current as of December 31 of the prior year.

Annual Certificate of Compliance	By January 31 of each year

Report on Outside Activities (Includes Directorships/Officerships/Creditor Committees/Board Observation Rights)	4th quarter of each year